EXHIBIT 2.6

(Sunrise of Plainview)

PROMISSORY NOTE

$296,588.00	McLean, Virginia
June 30, 2003

     FOR VALUE RECEIVED, the undersigned SUNRISE THIRD PLAINVIEW SL, LLC, a New York limited liability company, having an address at c/o Global Securitization Services, LLC, 443 Broad Hollow Road, Suite 239, Melville, New York 11747 (the “Borrower”), hereby promises to pay to the order of SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation, having an address at 7902 Westpark Drive, McLean, Virginia 22102 (the “Lender”), its successors and assigns as holder of this Note or, if this Note has then been endorsed “to bearer,” to the bearer of this Note (Lender, its said successors and assigns, and any such bearer, being hereinafter sometimes referred to collectively as the “Holder”), at Lender’s said address or at such other place or to such other person as may be designated in writing to Borrower by Lender, the principal sum of TWO HUNDRED NINETY-SIX THOUSAND, FIVE HUNDRED EIGHTY-EIGHT AND 00/100 DOLLARS ($296,588.00) (the “Loan”), together with interest on the unpaid balance thereof at the rate hereinafter set forth.

     ON THE TERMS AND SUBJECT TO THE CONDITIONS which are hereinafter set forth:

     Section 1. Interest Rate and Payment Dates.

          1.1 Initial Rate and Initial Payment. Interest shall accrue on the outstanding balance of the principal amount outstanding hereunder from time to time from and after the date hereof at the rate of four and 6138/10,000ths percent (4.6138%) per annum until the first Rate Adjustment Date (as defined below). On each successive Rate Adjustment Date, the rate of interest at which interest accrues shall be adjusted to the then applicable Note Rate (as defined below). Interest for the period beginning on the date of this Note and ending on and including the last day of the month in which this Note is dated shall be payable on the date hereof. Interest shall be paid in arrears and shall be computed on the basis of a 365-day year and actual number of days elapsed for any whole or partial month in which interest on the loan is being calculated and shall be charged on the principal balance outstanding from time to time.

          1.2 Rate Adjustment Date. The interest rate shall be adjusted on the dates (each being a “Rate Adjustment Date”) described in this paragraph. The first Rate Adjustment Date shall be August 1, 2003, and subsequent Rate Adjustment Dates shall fall on the first day of each subsequent month thereafter.

          1.3 Default Interest Rate. If Borrower fails to make any payment of principal, interest or fees on the date on which such payment becomes due and payable (including applicable grace periods) whether at maturity or by acceleration or on any other date, such payment shall accrue interest from the date on which such payment was due (and not the date of the payment default) until paid at the fluctuating rate (“Default Rate”) which is the lesser of (a) five (5) percentage points above the then applicable Note Rate and (b) the maximum rate permitted by applicable law.

          1.4 Note Rate. The Note Rate shall mean the average of London Interbank Offered Rates (“LIBOR”) for a term of one (1) month determined solely by Holder as of each Rate Adjustment Date plus three and one half of one percent (3 1/2%) per annum, determined in the manner set forth below. On each Rate Adjustment Date, Holder will obtain the one (1) month LIBOR (in U.S. Dollar deposits) from the appropriate Bloomberg display page available as of the close of business (Virginia time) announced on the last business day of the month immediately preceding the Rate Adjustment Date. In the event Bloomberg ceases publication or ceases to publish the one (1) month LIBOR, Holder shall select a comparable publication to determine the one (1) month LIBOR and provide notice thereof to Borrower. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Holder prices loans on the date on which the Note Rate is determined by Holder as set forth above.

          1.5 Note Rate Adjustments. This Note shall bear interest at the rate set forth above or at the applicable Note Rate until a new Note Rate is determined on each Rate Adjustment Date in accordance with the provisions hereof; provided, however, that, if Holder at any time determines, in the sole but reasonable exercise of its discretion, that it has miscalculated the amount of the monthly payment of principal and/or interest (whether because of a miscalculation of the Note Rate or otherwise), then Holder shall give notice to Borrower of the corrected amount of such monthly payment (and the corrected amount of the Note Rate, if applicable) and (a) if the corrected amount of such monthly payment represents an increase thereof, then Borrower shall, within ten (10) calendar days thereafter, pay to Holder any sums that Borrower would have otherwise been obligated under this Note to pay to Holder had the amount of such monthly payment not been miscalculated, or (b) if the corrected amount of such monthly payment represents a decrease thereof and Borrower is not otherwise in breach or default under any of the terms and provisions of the Note or the Loan Agreement, then Borrower shall, within (10) calendar days thereafter, be paid the sums that Borrower would not have otherwise been obligated to pay to Holder had the amount of such monthly payment not been miscalculated.

          1.6 LIBOR Unascertainable. If (a) on any date on which the Note Rate would otherwise be set, Holder shall have determined in good faith (which determination shall be conclusive) that: (i) adequate and reasonable means do not exist for ascertaining the one (1) month LIBOR, or (ii) a contingency has occurred which materially and adversely affects the London Interbank Eurodollar Market at which Holder prices loans on the date on which the Note Rate is determined by Holder as set forth above, or (b) at any time Holder shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Loan has been made impracticable or unlawful by compliance by Holder in good faith with any Law or guideline or interpretation or administration thereof adopted after the date hereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive after the date hereof of any such governmental authority (whether or not having the force of law) then, and in any such event, Holder may notify Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of Holder to charge interest to Borrower at the Note Rate shall be suspended until Holder shall have later notified Borrower of Holder’s determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

          1.7 U.S. Treasury Securities. Once Holder notifies Borrower of a determination under Section 1.6 hereof for purposes of calculating the Note Rate, the one (1) month LIBOR shall automatically be converted to the “Index” of the weekly average yield on United States Treasury Securities adjusted to a constant maturity of one year, as made available by the Federal Reserve Board forty-five (45) days prior to the applicable Rate Adjustment Date.

          1.8 [INTENTIONALLY OMITTED].

     Section 2. Payments.

          2.1 Interest Payments. Commencing on July 1, 2003, and continuing on the first day of each calendar month thereafter (each a “Payment Date”) through and including June 1, 2013, interest only shall be due and payable by Borrower to Holder hereunder in arrears at the applicable Note Rate determined as of the immediately preceding Rate Adjustment Date, on the then outstanding principal balance of the Loan.

          2.2 Principal and Interest Payments.

               (a) Anything in this Note to the contrary notwithstanding, the entire unpaid balance of the principal amount hereof and all interest accrued thereon, to and including the Maturity Date (as defined below), (including interest accruing at the Default Rate) and all Late Fees (as defined below) shall, unless sooner paid, and except to the extent that payment thereof is sooner accelerated, be and become due and payable on July 1, 2013 (the “Maturity Date”).

               (b) BORROWER UNDERSTANDS AND ACKNOWLEDGES THAT THIS NOTE AND DOES NOT PROVIDE FOR AMORTIZATION OF THE PRINCIPAL SUM AND, THEREFORE, UPON THE MATURITY DATE OR EARLIER ACCELERATION, A BALLOON PAYMENT OF THE THEN OUTSTANDING BALANCE OF THE PRINCIPAL SUM WILL BE REQUIRED, ALONG WITH PAYMENT IN FULL OF OTHER SUMS DUE HEREUNDER.

     Section 3. Application of Payments.

     Payments made by Borrower on account hereof shall be applied as follows: first, toward any Late Fees (hereinafter defined) or other fees and charges due hereunder; second, toward payment of any interest due at the Default Rate; third, toward payment of any interest due at the then applicable Note Rate set forth in Section 1.4 above; and fourth, toward payment of principal. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuation of an Event of Default, Holder may apply any amounts to which it is entitled in such order and manner as Holder may elect.

     Section 4. Limitations on Recourse.

          4.1 Exculpated Parties. Subject to the qualifications set forth in this Section, no direct or indirect owner, member, manager, partner, shareholder, officer or director of Borrower or any successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”) shall be personally liable either at law or in equity for the repayment of the Loan or the failure of performance of any other obligation evidenced by this Note or contained in the Loan Documents. The provisions of this Section shall not, however constitute a waiver, release or impairment of any obligation evidenced by this Note.

          4.2 Bankruptcy Rights. Nothing herein shall be deemed to be a waiver of any right which Holder may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Loan.

          4.3 [INTENTIONALLY OMITTED].

          4.4 [INTENTIONALLY OMITTED].

          4.5 Payment; Indemnified Parties. Any amounts payable to Holder by reason of the application of this Section 4 shall become immediately due and payable, and shall constitute a portion of the Loan. Any amounts payable to Holder by reason of the application of this Section 4 shall accrue interest at the Default Rate, provided that Holder has delivered written notice to Borrower within five (5) Business Days from the date such amounts were suffered or incurred by Lender. For purposes of this Section 4, the term “Indemnified Parties” means Holder and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity who may hold or acquire or will have held a full or partial interest in the Loan as well as the respective directors, officers, shareholder, partners, members, employees, agents, representatives, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan, including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Holder’s assets and business).

     Section 5. Prepayment.

     Prepayment of the Loan in full or in part shall be permitted at any time during the term of the Loan without penalty. Any such prepayment shall be credited, first, toward any Late Fees due hereunder; second, toward payment of any interest due at the Default Rate; third, toward payment of any interest due hereunder at the Note Rate; and, fourth, toward payment of principal.

     Section 6. Method of Payment.

     Each payment of the Loan Obligations (as defined in the Loan Agreement) shall be paid directly to Holder in lawful tender of the United States of America. Each such payment shall be paid by 3:00 p.m. McLean, Virginia, time on the date such payment is due, except if such date is not a Business Day (as defined in the Loan Agreement) such payment shall then be due on the first Business Day after such date. Any payment received after 3:00 p.m. McLean, Virginia, time shall be deemed to have been received on the immediately following Business Day.

     Section 7. [INTENTIONALLY OMITTED].

     Section 8. Default.

          8.1 Events of Default. Anything in this Note to the contrary notwithstanding, on the occurrence and during the continuation of any of the following events (provided, however, Holder is not required to accept a tender of any cure beyond any applicable cure or grace periods) (each of which is hereinafter referred to as an “Event of Default”), Holder may, in the exercise of its sole and absolute discretion, accelerate the debt evidenced by this Note, in which event the entire outstanding principal balance and all interest and fees accrued thereon shall immediately be and become due and payable without further notice:

               (a) Failure to Pay or Perform. If (a) Borrower fails in making any payment of principal, interest or other payments required under this Note to Holder within ten (10) days after notice from Lender that the same has become due (provided, however, that Lender shall not be obligated to provide such notice more than once in any twelve (12) month period during the term of this Note in which event such failure to pay shall be calculated to commence within ten (10) days after the same becomes due); or (b) Borrower fails in making any payment of principal, interest or other payments required under this Note to Holder on the Maturity Date.

               (b) Voluntary Bankruptcy. The filing by Borrower of a voluntary petition, or the adjudication of Borrower, or the filing by Borrower of any petition or answer seeking or acquiescing, in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if Borrower should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors or the admission in writing by Borrower of its inability to pay its debts generally as they become due.

               (c) Involuntary Bankruptcy. The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower which such petition seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of its properties or of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive).

          8.2 No Impairment of Rights. Nothing in this Section shall be deemed in any way to alter or impair any right which Holder has under this Note, or at law or in equity, to accelerate such debt on the occurrence of any other Event of Default provided herein.

          8.3 Late Fees. Without limiting the generality of the foregoing provisions of this Section, if any payment of interest or principal is not made prior to five (5) days after the date on which it becomes due (other than principal and interest due on the Maturity Date), Borrower shall thereupon automatically become obligated immediately to pay to Holder a late charge equal to the lesser of five percent (5%) of the amount of such payment or the maximum amount permitted by applicable law (“Late Fees”) to defray the expenses incurred by Holder in handling and processing such delinquent payment and to compensate Holder for the loss of use of such delinquent payment, which sum shall be due and payable immediately thereupon.

     Section 9. Costs of Enforcement.

     Borrower shall pay to Holder on demand by the latter the amount of any and all expenses incurred by Holder (a) in enforcing its rights hereunder, or (b) as the result of a default by Borrower in performing its obligations under this Note, including but not limited to the expense of collecting any amount owed hereunder, and of any and all reasonable attorneys’ fees incurred by Holder in connection with such default, whether suit be brought or not. Such expenses shall be added to the principal amount hereof and shall accrue interest at the Default Rate.

     Section 10. Borrower’s Waiver of Certain Rights.

     Borrower and any endorser, guarantor or surety hereby waives the exercise of any and all exemption rights which it holds at law or in equity with respect to the debt evidenced by this Note, and of any and all rights which it holds at law or in equity to require any valuation, appraisal or marshalling, or to have or receive any presentment, protest, demand and notice of dishonor, protest, demand and nonpayment as a condition to Holder’s exercise of any of its rights under this Note.

     Section 11. Extensions.

     The Maturity Date and/or any other date by which any payment is required to be made hereunder may be extended by Holder from time to time in the exercise of its sole discretion, without in any way altering or impairing Borrower’s liability hereunder.

     Section 12. General.

          12.1 Applicable Law. This Note shall be given effect and construed by application of the laws of the Commonwealth of Virginia (without regard to the principles thereof governing conflicts of laws), and any action or proceeding arising hereunder, and each of Holder and Borrower submits (and waives all rights to object) to non-exclusive personal jurisdiction in the Commonwealth of Virginia, for the enforcement of any and all obligations hereunder except that if any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, it shall be brought in the United States District Court for the Eastern District of Virginia or any successor federal court having original jurisdiction.

          12.2 Headings. The headings of the Sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

          12.3 Construction. As used herein, (a) the term “person” means a natural person, a trustee, a corporation, a limited liability company, a partnership and any other form of legal entity, and (b) all references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (iii) to any Section, subsection, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such Section, subsection, paragraph or subparagraph of this Note.

          12.4 Severability. No determination by any court, governmental body or otherwise that any provision of this Note or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

          12.5 No Waiver. Holder shall not be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly in writing. No delay or omission by Holder in exercising any such right (and no allowance by Holder to Borrower of an opportunity to cure a default in performing its obligations hereunder) shall be deemed a waiver of its future exercise. No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Further, acceptance by Holder of all or any portion of any sum payable under, or partial performance of any covenant of, this Note, whether before, on, or after the due date of such payment or performance, shall not be a waiver of Holder’s right either to require prompt and full payment and performance when due of all other sums payable or obligations due thereunder or hereunder or to exercise any of Holder’s rights and remedies hereunder or thereunder.

          12.6 Waiver of Jury Trial; Service of Process; Court Costs. BORROWER AND HOLDER EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND HOLDER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS NOTE. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND HOLDER, UPON CONSULTATION WITH COUNSEL OF BORROWER’S AND HOLDER’S CHOICE, AND BORROWER AND HOLDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY

ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND HOLDER FURTHER REPRESENT AND WARRANT THAT EACH HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. BORROWER HEREBY IRREVOCABLY DESIGNATES WAYNE G. TATUSKO, ESQUIRE, WATT, TIEDER, HOFFAR & FITZGERALD, L.L.P., 7929 WESTPARK DRIVE, SUITE 400, MCLEAN, VIRGINIA 22102, AS TRUE AND LAWFUL ATTORNEY OF BORROWER FOR THE PURPOSE OF RECEIVING SERVICE OF ALL LEGAL NOTICES AND PROCESS ISSUED BY ANY COURT IN THE COMMONWEALTH OF VIRGINIA AS WELL AS SERVICE OF ALL PLEADINGS AND OTHER DOCUMENTS RELATED TO ANY LEGAL PROCEEDING OR ACTION ARISING OUT OF THIS NOTE. BORROWER AGREES THAT SERVICE UPON SAID AGENT SHALL BE VALID REGARDLESS OF BORROWER’S WHEREABOUTS AT THE TIME OF SUCH SERVICE AND REGARDLESS OF WHETHER BORROWER RECEIVES A COPY OF SUCH SERVICE, PROVIDED THAT HOLDER SHALL HAVE MAILED A COPY TO BORROWER IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREIN. BORROWER AGREES TO PAY ALL COURT COSTS AND REASONABLE ATTORNEY’S FEES INCURRED BY HOLDER IN CONNECTION WITH ENFORCING ANY PROVISION OF THIS NOTE. NOTWITHSTANDING THE FOREGOING, HOLDER AGREES TO USE REASONABLE EFFORTS TO PROVIDE BORROWER WITH NOTICE OF THE FILING OF ANY LAWSUIT BY HOLDER AGAINST BORROWER.

          12.7 [INTENTIONALLY OMITTED].

          12.8 Non-Exclusivity of Rights and Remedies. None of the rights and remedies herein conferred upon or reserved to Holder is intended to be exclusive of any other right or remedy contained herein and each and every such right and remedy shall be cumulative and concurrent, and may be enforced separately, successively or together, and may be exercised from time to time as often as may be deemed necessary or desirable by Holder.

          12.9 Business Purpose. Borrower represents and warrants that the Loan evidenced by this Note is being obtained solely for the purpose of acquiring or carrying on a business, professional or commercial activity and is not for personal, agricultural, family or household purposes.

          12.10 Interest Limitation. Notwithstanding anything to the contrary contained herein, the effective rate of interest on the obligation evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, in the event that the interest charged hereunder results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest permitted and any amount which would exceed the highest lawful rate already received and held by Holder shall be applied to a reduction of principal and not to the payment of interest. Borrower agrees that for the purpose of determining highest rate permitted by law, any non-principal payment (including, without limitation, Late Fees and other fees) shall be deemed, to the extent permitted by law, to be an expense, fee or premium rather than interest.

          12.11 Modification. This Note may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of such modification, amendment, discharge or waiver is sought.

          12.12 Time of the Essence. Time is strictly of the essence of this Note.

          12.13 Negotiable Instrument. Borrower agrees that this Note shall be deemed a negotiable instrument, even though this Note may not otherwise qualify, under applicable law, absent this paragraph, as a negotiable instrument.

          12.14 Interest Rate After Judgment. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, fees, Late Fees and costs) shall bear interest at the Default Rate, to be determined on the date of the entry of the judgment.

          12.15 Relationship. Borrower and Holder intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Note or in any of the other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrower and Holder.

     IN WITNESS WHEREOF, Borrower has executed and sealed this Note or caused it to be executed and sealed on its behalf by its duly authorized representatives the day and year first above written, and the obligations under this Note shall be binding upon Borrower’s successors and assigns.

BORROWER:

WITNESS:	SUNRISE THIRD PLAINVIEW SL, LLC, a New York limited liability company

	By:	AL Funding III, Inc., a Delaware corporation, its Managing Member

Name:	By:/s/ Michelle Moezzi Name:Michelle Moezzi Title: Vice President